SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2001

MERITAGE CORPORATION

(Exact name of registrant as specified in charter)

Maryland	1-9977	86-0611231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer of Identification No.)

6613 North Scottsdale Road
Suite 200
Scottsdale, Arizona 85250
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (877) 400-7888

ITEM 5. OTHER EVENTS.

Meritage Corporation recently reported that it has closed its private placement of $165 million in principal amount of its 9 3/4% senior notes due June 1, 2011. Approximately $70 million of the proceeds of this offering was used to complete the Company’s acquisition of Hancock Communities. Attached hereto as Exhibit 99.1 is a copy of Meritage Corporation’s press release dated May 31, 2001 with respect to the above events. Additionally, a registration rights agreement and an indenture, each executed in connection with the private placement, are attached as Exhibits 10.1 and 4.1, respectively. Finally, an amendment to the Master Transaction Agreement with Hancock (previously filed as Exhibit 2.1 to the Company’s Form 8-K filed May 10, 2001) and an employment agreement, entered into in connection with the acquisition of the Hancock Communities, have been attached hereto as Exhibits 2.1 and 10.3 respectively.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to Master Transaction Agreement and Agreement of Purchase and Sale of Assets, dated May 30, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc., HC Builders, Inc., Hancock Communities, L.L.C. and American West Homes, Incorporated

4.1	Indenture, dated as of May 30, 2001, by and among Meritage Corporation, the Guarantors named therein and Wells Fargo Bank, National Association as Trustee

10.1	Registration Rights Agreement dated as of May 30, 2001

10.2	Employment Agreement, dated as of May 30, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc. and Greg Hancock

99.1	Meritage Corporation Press Release, dated May 31, 2001

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MERITAGE CORPORATION

Date: June 5, 2001	/s/ Larry W. Seay Larry W. Seay Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amendment No. 1 to Master Transaction Agreement and Agreement of Purchase and Sale of Assets, dated May 30, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc., HC Builders, Inc., Hancock Communities, L.L.C. and American West Homes, Incorporated

4.1	Indenture, dated as of May 30, 2001, by and among the Guarantors named therein and Wells Fargo Bank, National Association as Trustee

10.1	Registration Rights Agreement, dated as of May 30, 2001

10.2	Employment Agreement, dated as of May 30, 2001, by and among Meritage Corporation, Hancock-MTH Builders, Inc., Hancock-MTH Communities, Inc. and Greg Hancock

99.1	Meritage Corporation Press Release dated May 31, 2001